EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

SUMMER INFANT, INC
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$26,224,532.48	0.0000927	$2,431.01
Fees Previously Paid	—		—
Total Transaction Valuation*	$26,224,532.48
Total Fees Due for Filing			$2,431.01
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$2,431.01

*	Estimated for purposes of calculating the filing fee only. The maximum aggregate value was determined based upon the sum of: (A) 2,170,780 shares of common stock (which includes 5,989 shares of unvested restricted stock) multiplied by $12.00 per share and (B) 35,896 shares of common stock underlying outstanding stock options with exercise prices below $12.00 per share multiplied by $4.88 (the difference between $12.00 and the weighted average exercise price of $7.12 per share).

**	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.0000927.